Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Robert Murphy (“Executive”) and MINDBODY, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive signed a Founders Employment Agreement with the Company, effective May 22, 2015 (the “Employment Agreement”);

WHEREAS, Executive signed a Confidential Information and Invention Assignment Agreement with the Company on or about August 15, 2005 (the “Confidentiality Agreement”);

WHEREAS, Executive holds outstanding equity awards covering common stock of the Company as set forth on Exhibit A (the “Equity Awards”), pursuant to the Company’s 2009 Stock Option Plan and/or the Company’s 2015 Equity Incentive Plan (each, a “Plan”) and the equity awards agreements thereunder (each Equity Award agreement together with the Plans are collectively referred to herein as the “Stock Agreements”);

WHEREAS, Executive resigned from employment with the Company, effective August 5, 2016 (the “Separation Date”);

WHEREAS, Executive resigned from the Company’s Board of Directors, effective August 1, 2016; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.Consideration.  In consideration of Executive’s execution of this Agreement and Executive’s fulfillment of all of its terms and conditions, the Company agrees that the vesting of the Equity Awards will accelerate and vest as if Executive had remained in service with the Company through March 31, 2017. The Equity Awards will continue to be subject to the Stock Agreements. Executive further acknowledges that he may exercise any outstanding vested stock options at any time (in accordance with applicable law) within his applicable post-termination exercise period for each stock option (which is set forth on Exhibit A). If Executive does not exercise any vested stock options after the end of the applicable post-termination exercise period, then any such unexercised stock options will terminate. Executive acknowledges and agrees that the Equity Awards as set forth on Exhibit A reflect all of his outstanding equity awards from the Company. Executive acknowledges that his voluntary resignation does not entitle him to any severance benefits under the Employment Agreement and without this Agreement, he is otherwise not entitled to the consideration listed in this Section 1.

2.Benefits.  Executive’s health insurance benefits shall cease on August 31, 2016, subject to Executive’s right to continue his health insurance under COBRA. Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, will cease as of the Separation Date.

3.Payment of Salary and Receipt of All Benefits.  Executive acknowledges and represents that, other than the consideration set forth in this Agreement and Executive’s final paycheck, which Executive will receive on the Company’s next regularly scheduled payroll date following the Separation Date, the Company and its agents have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.

4.Release of Claims.  Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, Executives, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (including, but not limited to, the Company’s professional employer organization, if applicable) (collectively, the “Releasees”).  Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Agreement, including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment relationship with the Company and Executive’s resignation from employment;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Uniformed Services Employment and Reemployment Rights Act, the New York State Human Rights Law, the New York Corrections Law, the New York Labor Law, the New York Civil Rights Law, the New York Administrative Code, the New York City Administrative Code, and the New York City Human Rights Law, the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act;

(e) any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company). Executive is not releasing any rights that Executive may have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the Company’s certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between Executive and the Company, or any directors’ and officers’ liability insurance policy of the Company.  This release does not extend to any right Executive may have to unemployment compensation benefits or workers’ compensation benefits. Executive represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section. This release does not extend to any right Executive may have to unemployment compensation benefits or workers’ compensation benefits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

5.Trade Secrets and Confidential Information/Company Property.  Executive reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement. Executive agrees that he will not disclose the Company’s trade secrets and confidential and proprietary information. Executive also reaffirms and agrees to observe and abide by the terms of the Employment Agreement that continue to remain in effect after the Separation Date. Executive specifically acknowledges and agrees that any violation of the restrictive covenants in the Employment Agreement shall constitute a material breach of this Agreement. Executive’s signature below constitutes his certification under penalty of perjury that he has returned, or will return on the Separation Date, all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company, including, but not limited to, all passwords to any software or other programs or data that Executive used in performing services for the Company.

6.No Cooperation.  Executive agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.

7.Mutual Nondisparagement.  Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company agrees to instruct the Company’s current executive officers and members of its Board of Directors to refrain from any disparaging statements about Executive. Executive understands that the Company’s obligations under this section extend only to the Company’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an Executive or Director of the Company.

8.Breach.  In addition to the rights provided in the “Attorneys’ Fees” section below, Executive acknowledges and agrees that any material breach of this Agreement or of any provision of the Confidentiality Agreement or the Employment Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law.

9.No Admission of Liability.  Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

10.Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay, or Executive’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

11.Section 409A.  It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company and Executive will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A.

12.Protected Activity Not Prohibited.  Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement, Executive understands that he is not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor is Executive obligated to advise the Company as to any such disclosures or communications. Notwithstanding, in making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the relevant government agencies. Executive further understands that “Protected Activity” does not include his disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

13.Miscellaneous.  Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Executive warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action. This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer. This Agreement may be executed in counterparts and by facsimile or email PDF, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. This Agreement shall be governed by the laws of the State of New York, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of New York.

14.Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Confidentiality Agreement, the provisions of the Employment Agreement that remain in effect after the Separation Date, and the Stock Agreements, as amended herein.

15.Voluntary Execution of Agreement.  Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)	he has read this Agreement;

(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	he understands the terms and consequences of this Agreement and of the releases it contains;

(d)	he is fully aware of the legal and binding effect of this Agreement; and

(e)	he has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

ROBERT MURPHY, an individual

Dated: August 5, 2016	/s/ Robert Murphy
Robert Murphy

MINDBODY, INC.

Dated: August 5, 2016	By /s/ Jeff Harper
Jeff Harper
SVP People & Culture

Exhibit 10.1

EXHIBIT A

Equity Awards of Stock Options and RSUs

Stock Options

Plan	Grant No.	Grant Date	NSO/ISO*	Strike Price	Vested as of 3.31.17	Unvested as of 3.31.17	Post-Termination Exercise Period from Separation Date (in months)
2009 Stock Option Plan (“2009 Plan”)	110711	11/15/2011	NSO	$1.392	124,890	0	12
2009 Plan	112911	6/27/2013	ISO	$7.708	23,437	1,563	12
2009 Plan	113641	2/6/2014	ISO	$11.52	4,498	0	12
2009 Plan	113651	2/6/2014	NSO	$11.52	120,502	0	12
2009 Plan	15341	2/5/2015	ISO	$14.476	9,390	8,860	3
2009 Plan	1534N1	2/5/2015	NSO	$14.476	32,927	30,073	3
2009 Plan	17541	5/22/2015	ISO	$14.496	11,457	13,543	3
2015 Equity Incentive Plan	812	3/21/2016	NSO	$13.91	6,086	18,258	3

* To the extent that the options continue to qualify as ISOs, any shares underlying the options must be exercised within 3 months of your termination date to retain qualification as an ISO.

Restricted Stock Units

Plan	Grant Date	RSUs Outstanding	Vested as of 3.31.17
2015 Equity Incentive Plan	03/21/2016	10,794	0